EXHIBIT 99.1

Two Rivers Announces Appointment of Sandro Piancone as Executive Director

DENVER, CO, Aug. 19, 2019 (GLOBE NEWSWIRE) — via NEWMEDIAWIRE – Two Rivers Water & Farming Company (“Two Rivers” or the “Company”) (OTCQB: TURV), a strategic company that acquires, manages and develops the infrastructure of various agricultural industries including water rights and hemp, announced today the appointment of Sandro Piancone as the Company’s executive director.

Sandro Piancone comes to Two Rivers with decades of experience in the international consumer goods industry with expertise in global sales, marketing, logistics, and distribution. Previously Piancone’s experience focused on the food industry where he was able to perfect his skills and gain valuable knowledge specifically in logistics and distribution. Through this appointment, Piancone will be responsible for overseeing the various day-to-day operations of Two Rivers and its newly acquired subsidiaries. He will also work to formulate business plans to ensure the Company’s plans for the future are representative of the industry.

“Bringing Sandro on as Two Rivers’ executive director is the right decision for our company because his vision for the future aligns with ours flawlessly,” said Two Rivers’ Chairman, Gerald Anderton Sr. “With his vast experience, industry knowledge and exclusive insight into the various sectors Two Rivers is continuing to enter, I am confident Sandro has the ability to further this company’s success.”

Piancone is the founder and CEO of the Company’s recently acquired UST Mexico, Inc., DBA. Cannasmoke, Hempacco Co, Inc. and US Tobacco de Mexico. Prior to the recent acquisition, these entities had no affiliation with Two Rivers or any of its wholly-owned subsidiaries. He is also on the board of the technologically advanced company, Retail Automatic Concepts, Inc. Previously, Piancone was the CEO of Nery’s Logistics. Piancone has authored four books on the subject of logistics and consumer goods utilizing his expertise of importation, distribution and sales.

“Coming on as the executive director in a time where the industry is changing the world is an extreme honor,” said Sandro Piancone. “I have a vision of this industry, this company and how they can work together to bring forth the most powerful, cohesive company in the cannabis space. Utilizing my experience, connections and the footprint of Two Rivers, I am confident in where Two Rivers is headed.”

To learn more about Two Rivers, visit 2riverswater.com.

About Two Rivers

Two Rivers is a Colorado-based company with a diverse asset base of land and water that plans to monetize assets through recently acquired hemp companies to form an integrated seed-to-consumer enterprise. The Company is positioned to grow various strains of hemp with proprietary genetics, to sell bulk biomass, process and extract Phytocannabinoids, and to develop and distribute consumer products. The Company has developed a line of proprietary whole-plant hemp-products, based on an innovative first-to-market Nature’s Whole Spectrum™ approach. To learn more about Two Rivers, visit www.2riverswater.com. To learn more about Two Rivers’ subsidiaries, visit www.vaxaglobal.com

Media Contact: Cassandra

Dowell CMW Media

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